RULE 424(b)(3)

                                        REGISTRATION NO. 333-26211




                        PRICING SUPPLEMENT NO. 11

                    TO PROSPECTUS DATED June 27, 1997





               	IBM CREDIT CORPORATION



                  MEDIUM-TERM NOTES

                 (Floating Rate Note)



                (Due One Year or More from date of issue)





Designation:  Floating Rate             Original Issue Date:

MediumTerm Notes Due                    August 15, 1997

September 15, 1998



Principal Amount:  $200,000,000        Maturity Date:

                                  			  September 15, 1998



Issue Price (as a percentage of        Regular Record Dates:

Principal Amount):  100%               Fifteenth calendar day,
                                       whether or not a
Interest Rate Base:  LIBOR             Business Day, prior to
                                       the corresponding
Spread:  Minus 0.13%                   Interest Payment Date



Initial Interest Rate: 5.62%           Interest Payment Dates:

       		                              November 15, 1997,
Redemption Provisions:  None           Februrary 15, 1998,
	       	                              May 15, 1998,
Commission or Discount (as             August 15, 1998 and Maturity
a percentage of Principal              Date
Amount): 0.00%


                                     Interest Reset Dates:

CUSIP:  449 22L 4F0                  November 15, 1997,
                                     Februrary 15, 1998,
Index Maturity:  3 months            May 15, 1998,
                                     August 15, 1998
Interest
Reset Period:

Quarterly

Form:[X] BookEntry

[  ] Certificated



This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.





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INTEREST

The Notes will bear interest at a rate reset on the Interest Reset Dates specified above. The interest rate in effect from the Original Issue Date to the first Interest Reset Date with respect to the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined as LIBOR minus a spread of 0.13%.




Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The initial
Calculation Agent with respect to the Notes will be The Chase
Manhattan Bank.


If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, such date will be postponed to the next day that is a Business Day, unless that day falls in the next calendar month, in which case such date will be advanced to the first preceding day that is a Business Day. For purposes of the offering made hereby, "Business
Day" as used herein and in the accompanying Prospectus Supplement means any day on which commercial banks and foreign exchange markets settle payments in The City of New York and on which dealing in deposits in U.S. dollars are transacted in the London Interbank market. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.



                          PLAN OF DISTRIBUTION



The Notes will be sold to Credit Suisse First Boston for resale to one or more investors at a fixed public offering price.
After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.


Dated:  August 12, 1997











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